This Instrument Prepared By
And After Recording Return To:

Lisa C. Grimes
Assistant General Counsel
c/o RGA Mortgage Loan Servicing
16600 Swingley Ridge Road

Chesterfield, Missouri 63017
(space above reserved for recorder’s use)

NOTE TO CLERK: THIS INSTRUMENT SECURES A “LONG-TERM NOTE SECURED BY REAL ESTATE” AS SUCH TERM IS DEFINED IN OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 48-6-60. CONSEQUENTLY, INTANGIBLES TAX IS DUE IN THE AMOUNT OF TWENTY-FIVE THOUSAND AND 00/100 DOLLARS ($25,000.00).

DEED TO SECURE DEBT,
SECURITY AGREEMENT AND FIXTURE FILING

Loan No. 73101343

STATE OF GEORGIA            )
                    ) SS.
COUNTY OF BARTOW        )

    THIS DEED TO SECURE DEBT (this “Deed”), made this 16th day of March, 2022, between TDG ADAIRSVILLE, LLC, a Georgia limited liability company (hereinafter referred to as “Grantor,” whether one or more), whose address is 475 Reed Road, Dalton, GA 30720, and RGA REINSURANCE COMPANY, a corporation organized and existing under the laws of the State of Missouri, and its successors and assigns (hereinafter referred to as “Grantee”), having an address of c/o RGA Mortgage Loan Servicing, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017:

WITNESSETH:

THIS DEED TO SECURE DEBT CONSTITUTES A SECURITY AGREEMENT AND FIXTURE FILING UNDER THE OFFICIAL CODE OF GEORGIA ANNOTATED SECTION 11-9-502. TO THE EXTENT THE GOODS ARE FIXTURES UNDER THE LAWS OF THE STATE OF GEORGIA, THE FIXTURES ARE OR SHALL BECOME FIXTURES ON THE REAL PROPERTY LOCATED IN THE COUNTY OF BARTOW, STATE OF GEORGIA, MORE PARTICULARLY DESCRIBED ON EXHIBIT A ATTACHED HERETO, COMMONLY KNOWN BY THE STREET ADDRESS 400 PRINCETON BLVD., ADAIRSVILLE, GA 30103. THE NAME OF THE RECORD OWNER OF THE REAL PROPERTY AND DEBTOR ARE AS FOLLOWS:

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Name of Debtor:	TDG ADAIRSVILLE, LLC, a Georgia limited liability company
Address of Debtor:	475 Reed Road, Dalton, GA 30720
Name of Secured Party: Description of the collateral: Description of real estate to which the collateral is attached or upon which it is or will be located:	RGA Reinsurance Company, a Missouri corporation The Property, as defined below See Exhibit A, attached hereto.

WHEREAS, Grantor is justly indebted to Grantee in the sum of Eleven Million and No/100 Dollars ($11,000,000.00) (the “Loan”), in lawful money of the United States, and has agreed to pay the same, with interest thereon, according to the terms of that certain promissory note given by Grantor to Grantee, bearing even date herewith (as amended, modified, revised or restated, from time to time, the “Note”), with final payment being due on April 1, 2042, by reference, being made a part hereof;

WHEREAS, Grantee, as a condition precedent to the extension of credit and the making of the Loan has required that Grantor provide Grantee with security for the repayment of the Loan as well as for the performance, observance and discharge by Grantor of various terms, covenants, conditions and agreements made by Grantor to, with, in favor of and for the benefit of Grantee with respect to the indebtedness evidenced by the Note and as provided in any and all other documents executed by Grantor in connection with and as security for the Note (collectively the “Loan Documents”).

    NOW THEREFORE, in consideration of the Property and of the sum hereinabove set forth, Grantor has granted, bargained, sold, alienated, conveyed and confirmed unto Grantee, and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee, its successors and assigns, all the following Real Estate known and numbered as 400 Princeton Blvd., Adairsville, GA 30103 and situated in the City of Adairsville, County of Bartow, State of Georgia, to-wit:

SEE EXHIBIT “A” ATTACHED HERETO AND
MADE A PART HEREOF FOR LEGAL DESCRIPTION.

TOGETHER WITH all of Grantor’s right, title and interest in all buildings, Real Estate fixtures, equipment and improvements thereon or which may hereafter be placed thereon or attached thereto, including, but not limited to, any equity which may be acquired by Grantor in any such fixtures or equipment as a result of the making of installment payments on account of the purchase of the same, and all the interior improvements and fixtures, movable or immovable of every kind and description in and upon said property or which may hereafter be placed in or upon the same or used in connection therewith and all streets, ways, privileges, interests, easements, hereditaments, appurtenances and advantages thereunto belonging or pertaining, and all the rents, issues, awards, royalties, mineral, oil and gas rights and profits, water, water rights and water stock, and profits thereof (all of said property being hereafter referred to as the “Real Estate”);

    AND ALSO, Grantor does hereby irrevocably grant and convey unto Grantee a continuing security interest in all of Grantor’s right, title and interest in and to each of the following, whether now owned or in existence or hereafter acquired or arising: (a) machinery, equipment, fixtures, materials,
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fittings, appliances, furniture and articles of real, personal or mixed property of every kind and nature whatsoever used or usable in the operation of or related to the Real Estate, including, but not limited to, and to the extent not classified as real estate fixtures for purposes of the definition of Real Estate set forth above, all heating, ventilating, air conditioning, plumbing and lighting systems and equipment, ranges, refrigerators, dishwashers, food and beverage appliances, shades, drapes, mirrors, carpeting, linoleum, tables, chairs, beds, dressers, sofas, sprinkling systems, fire prevention and/or fire-extinguishing apparatus, all electrical and communications systems and equipment, and all cleaning, laundry, lawn and other maintenance systems and equipment; (b) all accounts, contract rights, general intangibles, payment intangibles, causes of action, commercial tort claims, instruments, documents, chattel paper, accounts receivables, supporting obligations, deposits, fees, charges and other payments, income, and cash receipts relating to the Real Estate; (c) all substitutes and replacements for, accessories, accessions, attachments, and other additions to, and all raw materials, supplies, work in process, tools, parts, and equipment of any nature and description used or which might be used in connection with any of the foregoing; (d) all products and proceeds of any of the foregoing, including, without limitation, all payments under any insurance policies and any indemnity, warranty or guaranty relating to any of the foregoing; (e) any management agreements, and related agreements and documents, and all general intangibles and other rights arising from or in connection with all such agreements (including any rights of first refusal, options to purchase or similar rights, and any right of first refusal arising under applicable bankruptcy law), and all products and proceeds thereof and additions thereto; (f) all of Grantor’s books and records pertaining to the Real Estate and/or any of the foregoing, including computer-readable memory and any computer hardware or software necessary to access and process such memory; and also, (g) all other personal property which Grantor may now own or hereinafter acquire, wherever located, used or usable in the operation of or relating to the Real Estate, together with all refunds, rebates or credits in connection with any reduction in taxes charged against the Real Estate as a result of a tax certiorari proceeding or any other application or proceeding for reduction of taxes, (all of said property being hereafter referred to as the “Personal Property”; all of the Real Estate and all of the Personal Property shall be hereafter referred to collectively as the “Property”). Notwithstanding anything contained herein, Personal Property shall not include any personal property or trade fixtures which any tenant of the Real Estate owns and is entitled to remove pursuant to its lease except to the extent that Grantor shall have any right or interest in such personal property.

    TO HAVE AND TO HOLD the above described Property, with power of sale, together with all and singular the rights, members and appurtenances thereof to the same belonging or in anywise appertaining to the uses, benefit and behoof of Grantee, forever, in fee simple and; Grantor will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all and every such further assurances in law for the better assuring, conveying, assigning and transferring unto Grantee, all and singular the Property or, as applicable, the security interest therein, hereby conveyed, assigned or transferred, or intended so to be or which Grantor may be or hereafter become bound to convey, assign or transfer to Grantee in such manner as Grantee shall require.

    As further security for the payment of the indebtedness and performance of the obligations, covenants and agreements secured hereby, Grantor hereby transfers, sets over and assigns to Grantee: (a) all rents, royalties, issues and profits of the Property from time to time accruing whether under leases or tenancies now existing or hereafter created, reserving to Grantor, however, so long as Grantor is not in default hereunder beyond any applicable notice and cure period, the right to receive and retain such rents, royalties, issues and profits earned prior to default as they become due and payable; and (b) all judgments, awards of damages and settlements hereafter made as a result of or in lieu of any taking of the Property or any part thereof under the power of eminent domain, or for any damage (whether caused by such taking or otherwise) to the Property or any part thereof.

    This Deed is a deed passing legal title pursuant to the laws of the State of Georgia governing loan or security deeds and is not a mortgage; this Deed also constitutes a security agreement and fixture filing, as those terms are defined in the Uniform Commercial Code (as such Code now or hereafter exists) and in any state(s) in which the Personal Property and/or Grantor is located, and, since some of the Property is or
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is to become fixtures on the Real Estate, this Deed shall also be effective as a financing statement filed as a fixture filing with respect to all fixtures including in the Property, executed by Grantor (as “debtor”) in favor of Grantee (as “secured party”); information relating to the security interest created hereby may be obtained from Grantee, the secured party hereunder, at the address of Grantee set forth above. This Deed is made and intended to secure and enforce: (a) the payment of all sums that are owed or become due pursuant to the terms of the Note, this Deed or any of the other Loan Documents or any other writing executed by Grantor relating to the Loan, and any and all modifications, renewals or extensions thereof, including scheduled principal payments, scheduled interest payments, default interest, late charges, prepayment premiums, accelerated or matured principal balances, advances (including advances to pay taxes, assessments and insurance premiums on the Property, the costs of repairing, maintaining and preserving the Property, and the cost of completing any improvements on the Property), collection costs (including reasonable attorneys’ fees), reasonable attorneys’ fees and costs in enforcing or protecting the Note, the Deed, or any of the other Loan Documents in any probate, bankruptcy or other proceeding, receivership costs, fees and all other financial obligations of Grantor incurred in connection with the Loan transaction, including those obligations under agreements executed and delivered by Grantor which specifically provide that such obligations are secured by this Deed (collectively, the “Indebtedness”), provided, however, that this Deed shall not secure any Loan Document or any particular person’s liabilities or obligations under any Loan Document to the extent that such Loan Document expressly states that it or such particular person’s liabilities or obligations are unsecured by this Deed; (b) all future advances and obligations constituting Indebtedness; (c) any amendments, restatements, modifications, extensions or renewals of the Note or the Indebtedness; and (d) the performance of each and every stipulation, condition, covenant and agreement of Grantor contained in the Note, this Deed or any of the Loan Documents.

    GRANTOR, FOR SO LONG AS SAID INDEBTEDNESS, OR ANY PART THEREOF REMAINS UNPAID, AND TO SECURE THE PERFORMANCE OF ALL THE COVENANTS, CONDITIONS AND OBLIGATIONS SET OUT IN THIS DEED OR THE LOAN DOCUMENTS, COVENANTS AND AGREES WITH GRANTEE AS FOLLOWS:

1.Grantor will pay the Note secured hereby and any installment of principal and/or interest thereon, and any renewal, extension, amendment, restatement or modification thereof, promptly when due, and will perform each and every obligation, agreement, covenant and condition in the Note, this Deed and in any of the other Loan Documents to be performed by Grantor.

2.Grantor will: (a) properly care for and keep the Property in good condition and repair; (b) not alter, remove, demolish or permit the alteration, removal or demolition of any building, improvements or any other part of the Property; (c) complete in a good and workmanlike manner any building which may be constructed thereon and pay when due all claims for labor performed and materials furnished therefor; (d) comply with all laws, ordinances, regulations, covenants, conditions and restrictions governing the use of the Property, and will not suffer or permit any violation thereof; (e) allow Grantee to inspect the Property upon reasonable notice to Grantor at any reasonable time, as long as Grantee uses commercially reasonable efforts to not disturb Grantor’s business or the business of any tenant of the Property during any inspection of the Property; (f) not commit or permit any waste or deterioration of the Property other than ordinary wear and tear in the absence of gross negligence; (g) do any act or acts, all in a timely and proper manner, which from the character or use of the Property may be reasonably necessary to protect and preserve the Property; (h) do any and all acts all in a timely and proper manner, requested by Grantee to protect and preserve the security interests granted hereunder including, without limitation, the authentication, execution, communication and delivery of one or more financing statements and continuation statements pursuant to the Uniform Commercial Code of the State(s) where the Property and/or Grantor is located (as said Code now or hereafter exists), in a form satisfactory to Grantee, and the payment of the cost of filing said statements in all public offices requested by Grantee; (i) to pay and settle or cause to be removed all claims against any of the Property which affect the rights of Grantee hereunder and will appear in and defend any action or proceeding purporting to affect the lien of this Deed or the rights or powers of Grantee hereunder, and Grantor will
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pay all expenses incident thereto; (j) to maintain complete books of account and records pertaining to the Property, to allow Grantee to inspect at any reasonable time all such books and records, and to furnish promptly and fully at any time, upon written request and in such form as Grantee may require, audits of Grantor’s books of account with respect to said Property and any and all additional information concerning said Property and Grantor’s business, past operations and prospects; and (k) do any and all acts as shall hereafter be reasonably requested by Grantee to effectuate the intent hereof and to render all of the Property available for the security and satisfaction of the Indebtedness secured hereby and to enable Grantee to sell and/or convey the Property pursuant to the terms hereof. Grantor expressly authorizes Grantee to file and/or record one or more financing statements and continuation statements in jurisdictions deemed appropriate by Grantee in its reasonable judgment in order to create, perfect and preserve the security interest of Grantee in the Personal Property and fixtures.

3.A.    Grantor will keep the building(s) and improvements now standing or hereafter erected upon the Real Estate and any and all apparatus, fixtures and appurtenances now or hereafter in or attached to said building(s) or improvements insured against loss or damage by fire and extended coverage and such other hazards or contingencies as Grantee may from time to time require; all such insurance to be in forms and in sums (not less than sufficient to avoid any claim on the part of the insurers for co-insurance) satisfactory to Grantee, including, but not limited to the following:

i.“Open Perils,” “Special Form,” or “Special Perils” property insurance coverage in an amount not less than one hundred percent (100%) of the replacement cost of all insurable elements of the Real Estate and of all tangible Personal Property, with coinsurance waived, or if a coinsurance clause is in effect, with an agreed amount endorsement acceptable to Grantee. Coverage shall extend to the Real Estate and to all tangible Personal Property and shall not include an exclusion for mold coverage.

ii.If any boiler or other machinery is located on or about the Real Estate, broad form boiler and machinery coverage, including a form of business income coverage.

iii.If the Property is located in a special flood hazard area (an area within the 100-year floodplain) according to the most current flood insurance rate map issued by the Federal Emergency Management Agency and if flood insurance is available, the flood insurance coverage on all insurable elements the Property.

iv.A form of business income coverage in the amount of eighty percent (80%) of one year’s gross business income from the Property.

v.Commercial general liability coverage (which may be in the form of umbrella/excess liability insurance) with a One Million Dollar ($1,000,000) combined single limit per occurrence and a minimum aggregate limit of Two Million Dollars ($2,000,000).

vi.Liquor liability coverage, if applicable law may impose liability on those selling, serving, or giving alcoholic beverages to others and if such beverages will be sold, served or given on the Property by Grantor.

vii.Terrorism coverage if such insurance is available at commercially reasonable rates and the subject hazards are commonly insured against at the time by prudent institutional lenders for real properties similar to the Property and located in and around the region in which the Property is located; provided, however, that if the premium for the terrorism coverage is no more than two hundred percent (200%) of the premiums for all other property insurance coverage required hereunder it will be deemed to be commercially reasonable.

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viii.
Such additional coverages appropriate to the property type and site location as Grantee reasonably may require. Additional coverages may include earthquake, windstorm, mine subsidence, sinkhole, personal property, supplemental liability, or coverages of other property-specific risks.

B.    Each coverage required under this Section shall be primary rather than contributing or secondary to the coverage Grantor may carry for other properties or risks; provided, however, that blanket coverage which otherwise complies with this Section shall be acceptable if (i) the policy includes limits by property location, and (ii) Grantee determines, in the exercise of its sole and absolute discretion, that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy. The maximum deductible on each required coverage or policy is One Hundred Thousand Dollars ($100,000).

C.    On all property insurance policies and coverages required under this Section (including coverage against loss of business income), Grantee must be named as “first mortgagee” under a standard non-contributing mortgagee clause and the policies shall contain such other endorsements or provisions satisfactory to Grantee as required to make loss payable to Grantee as its interest may appear. On all liability policies and coverages, Grantee must be named as an “additional insured.” Grantee shall be referred to verbatim as follows: RGA Reinsurance Company, a Missouri corporation, and its successors, assigns, and affiliates; as their interest may appear; c/o RGA Mortgage Loan Servicing, 16600 Swingley Ridge Road, Chesterfield, Missouri 63017.

D.    Each insurance carrier providing insurance required under this Section must have, independently of its parent’s or any reinsurer’s rating, a General Policyholder Rating of A, and a Financial Rating of X or better, as reported in the most current issue of Best’s Insurance Guide, or as reported by Best on its internet web site.

E.    All policies must require the insurance carrier to give Grantee a minimum of ten (10) days’ notice in the event of modification, cancellation or termination for nonpayment of premium and a minimum of thirty (30) days’ notice of nonrenewal. Grantor shall report to Grantee immediately any facts known to Grantor that may adversely affect the appropriateness or enforceability of any insurance contract, including, without limitation, changes in the ownership or occupancy of the Property, any hazard to the Property and any matters that may give rise to any claim. Prior to expiration of any policy required under this Section, Grantor shall provide either (a) an original or certified copy of the renewed policy, or (b) a “binder,” an Acord 28 (real property), Acord 27 (personal property) or Acord 25 (liability) certificate, or another document satisfactory to Grantee conferring on Grantee the rights and privileges of mortgagee. If Grantor meets the foregoing requirement under clause (b), Grantor shall supply an original or certified copy of the original policy within ninety (90) days. All binders, certificates, documents, and original or certified copies of policies must name Grantor as a named insured, must include the complete and accurate address of the Real Estate and must bear the original signature of the issuing insurance agent.

F.    Grantor promptly shall give notice to Grantee by registered mail of any loss or damage to said Property and shall not adjust or settle such loss without the written consent of Grantee. Should any loss occur to the Property or in the event the improvements on the Property are damaged or destroyed, in whole or in part, by fire or other casualty, the insurance company or companies are hereby directed by Grantor to make payment for such loss to Grantee only, and not to Grantor and Grantee jointly, and Grantee is hereby appointed attorney in fact for Grantor to make proof of loss if Grantor fails to do so promptly, and to receive any sums collected under said policies. This power of attorney is coupled with an interest and will be irrevocable for the term of this Deed and thereafter as long as any of the Indebtedness is outstanding. Following the occurrence of fire or other casualty, Grantor, regardless of whether insurance proceeds are payable under the policies or, if paid, are made available to Grantor by Grantee, shall promptly proceed with the repair, alteration, restoration, replacement or rebuilding of the improvements as near as possible to their value, utility, condition and character prior to such damage or destruction and such repairs, alterations, restoration, replacement and rebuilding shall be satisfactory to Grantee. Except as expressly set forth herein, any insurance proceeds paid to Grantor or Grantee as result of any loss or damage to the Property shall, at the option of Grantee, be applied as payment on the
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Indebtedness hereby secured, be used for the restoration or repair of the Property, or be released to Grantor, as Grantee may elect in its sole and absolute discretion. Such application or release shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant to such notice. In the event of the foreclosure of this Deed, all right, title and interest of Grantor in and to any insurance policy then in force shall, to the extent assignable, pass to the purchaser at the foreclosure sale, and Grantee is hereby appointed attorney in fact for Grantor to assign and transfer said policies, to the extent assignable. Grantee shall not be responsible for any insurance upon the said Property or the collection of any insurance money or for the insolvency of any insurer.

G.    Unless Grantor provides Grantee with evidence of insurance coverage as required by this Deed, Grantee may purchase, at Grantor’s expense, insurance to protect its interest. This insurance may, but need not, also protect Grantor’s interest. If the improvements become damaged, the coverage Grantee purchases may not pay any claim Grantor makes or any claim made against Grantor. Grantor may later cancel this coverage by providing Grantee with evidence that it has obtained property coverage elsewhere. The cost of the insurance purchased by Grantee may be added to the Indebtedness and thereafter the Default Rate (as defined in the Note) shall apply to this added amount. The effective date of coverage may be the date any prior coverage lapsed or the date Grantor failed to provide proof of coverage. The coverage Grantee obtains may be considerably more expensive than insurance Grantor might have obtained on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law. It is further agreed that upon foreclosure sale the title to all insurance policies held by or for Grantee shall pass to the foreclosure purchaser, and Grantee is empowered in the name of Grantor to execute any instrument, which may be necessary to vest the title to such insurance in such foreclosure purchaser.

    H.    Grantor hereby assigns to Grantee all monies recoverable under each insurance policy required under this Section, and Grantee agrees that in the event of loss or damage to the Property or the improvements located thereon, the amount collected under any policy of insurance shall be made available for the restoration or repair of the Property under the following conditions: (a) such restoration or repair is completed in conformance with the provisions of any lease affected by the casualty (the “Lease”) and provided that such Lease remains in full force and effect; (b) such restoration or repair commences within ninety (90) days from the event necessitating the restoration or repair, or such earlier time required by said Lease, and is completed within the time required by said Lease, but no later than one (1) year from the date of the casualty and at least one (1) year prior to the Maturity Date (as defined in the Note) or such other time period as Grantee may agree; (c) no default, which is continuing beyond the expiration of any notice and cure period, exists under the Note or any of the Loan Documents; (d) the insurance proceeds shall be held by Grantee and disbursed in accordance with such safeguards and funds disbursement arrangements as are reasonably satisfactory to Grantee, which may include, but not be limited to a retainage of ten percent (10%) and shall provide for the disbursement of required contractor progress payments; (e) Grantee is provided with reasonable assurance that the restoration will be completed and that no liens of mechanics and/or materialmen will be allowed to be filed against the Property for any such labor or materials; (f) if Grantee determines, in its sole and absolute discretion that the amount of insurance proceeds are not sufficient to pay the estimated cost of repair or restoration of the Property, Grantor shall deposit with Grantee sufficient funds as necessary to make up the deficiency between the amount of the insurance proceeds and the cost of the repair or restoration; and (g) the laws, ordinances and regulations applicable with respect to the Property permit the improvements located on the Property to be rebuilt to substantially identical size, condition and use as existed prior to the casualty and allow the improvement to occupy the same area as existed prior to the casualty.

4.Grantor will pay, at least ten (10) days before they become delinquent and without requiring any notice from Grantee, all taxes, assessments, general and special and all charges of any kind levied or assessed against the Property and all charges or debts that are reasonably likely to become or that constitute a lien against the Property, upon Grantee’s interest therein, upon this Deed, or upon Grantee’s interest in the obligations secured hereby; Grantor will promptly furnish Grantee official
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receipts or such other evidence of payment as might be required by Grantee showing such payment; Grantor shall not allow the payment of any taxes, assessments or governmental charges by a third party with subrogation attaching, and not permit the said Property, or any part thereof, to be sold or forfeited for any tax, assessment or governmental charge whatsoever. Any irregularity or defects in the levy or assessments of taxes, assessments and charges paid by Grantee are hereby expressly waived by Grantor and a receipt from the proper officer shall be conclusive evidence both as to the amount and validity of such payment.

5.For the purpose of providing regularly for the prompt payment of all taxes, assessments and governmental charges levied or assessed against the Property, and insurance premiums that will become due and payable to renew the insurance on the Property as may be required by Grantee under this Deed, Grantor will deposit with Grantee on the date installments of principal and interest are payable, an amount equal to the taxes, assessments, governmental charges and insurance premiums next due (as estimated by Grantee), less amounts already deposited therefor, divided by the number of months to elapse prior to the date when such taxes, assessments, governmental charges and insurance premiums will become due and payable. The moneys thus deposited with Grantee shall be held without interest and provided no default then exists beyond any applicable notice and cure period, shall be applied by Grantee to the payment of such taxes, assessments, governmental charges and insurance premiums as they become due and payable. If at any time Grantee deems the amount deposited insufficient to pay said taxes, assessments, governmental charges and insurance premiums, Grantor will deposit with Grantee any amount required to make up the deficiency. The enforceability of the covenants relating to taxes, assessments, governmental charges and insurance premiums herein otherwise provided shall not be affected except insofar as those obligations have been met by compliance with this paragraph.

6.Grantor will pay all taxes which may be assessed upon this Deed, or said Note, or the Indebtedness secured hereby (but only to the extent thereof that such payment shall not render this Deed usurious), without regard to any law, heretofore or hereafter enacted, imposing payment of all or any part thereof upon Grantee. In the event of enactment of any law imposing payment of all or any portion of any such taxes upon Grantee, or the rendering by any court of competent jurisdiction of a decision that the undertaking by Grantor, as herein provided, to pay such tax or taxes is legally inoperative, then, unless Grantor nevertheless pays such taxes, all sums hereby secured, without any deduction shall, at the option of Grantee, become immediately due and payable.

7.Grantor will complete in a good, workmanlike manner any building which is being or may be constructed or repaired thereon; will pay when due all claims for labor performed and material furnished, and will not permit any lien of mechanics or materialmen to attach to the Property. No lien provided for by the Statutes of the State of Georgia in favor of anyone furnishing labor or materials in the erection or repair of any building and improvements, now or hereafter, on the Property shall attach to said Property, building or improvements, except as subject and subordinate to the lien of this Deed, and any one dealing with said Property after the recording of this Deed is hereby charged with notice of and consent to this stipulation, and with a waiver of any lien except as subject and subordinate hereto. Grantor will promptly pay (a) all charges or debts and interest thereon, which constitute charges or liens of equal rank with or have any preference or priority over the lien of this Deed; (b) all costs, fees and expenses, including cost of evidence of title, reasonable attorneys’ fees incurred by Grantee in enforcing the provisions of this Deed, or in defending or intervening in any action affecting or purporting to affect any of the Property, or the priority or validity of this Deed, whether brought by or against Grantor or Grantee, and Grantor shall settle or cause to be removed any claim and appear in and defend any action affecting or purporting to affect the security of this Deed or the interests of Grantee hereunder; and (c) publication fees in connection with sale, whether completed or not.

8.Grantor promptly will pay and settle or cause to be removed all claims affecting the Property or the rights of Grantee hereunder and will appear in and defend any action or proceeding purporting to affect the lien of this Deed or the interest or rights of Grantee hereunder; and shall pay all costs and expenses, including cost of evidence of title and reasonable attorneys’ fees, in any such action or proceeding in which Grantee may appear.
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9.A.    A default, for which no notice and cure period shall be given, shall exist hereunder upon the occurrence of any of the following events:

i.Grantor’s failure to pay, or to cause to be paid, (a) any regular monthly payment of principal and interest under the Note, together with any required monthly escrow payment, on or before the tenth (10th) day of the month in which it is due, and (b) all amounts due and owing under the Note and other Loan Documents on the Maturity Date (as defined in the Note);

ii.Grantor’s failure to pay, or to cause to be paid, the Indebtedness due under the Note upon maturity as a result of acceleration under Section 10.iv hereof;

iii.Grantor’s failure to pay, or to cause to be paid, within five (5) business days of Grantee’s demand, any other amount required under the Note, this Deed or any of the other Loan Documents;

iv.Grantee’s discovery that any representation made by Grantor in any Loan Document was materially untrue or misleading when made, if the misrepresentation either was intentional or is not capable of being cured as described in Subsection 9.B below;

v.The occurrence of any sale, conveyance or transfer in violation of the provisions of Section 17 hereof;

vi.Grantor or any party liable for the payment of the Indebtedness, or any part thereof, files a voluntary petition in bankruptcy, makes an assignment for the benefit of any creditor, or is declared bankrupt or insolvent, or if a creditor’s or debtor’s petition affecting said Property, filed pursuant to the provisions of the Bankruptcy Act, as amended, is approved, or if the Property, or any part thereof is placed under the control or in the custody of any court, receiver or trustee, or if Grantee shall be made a party to or shall intervene in any action or proceeding affecting the Property or the title thereto or the interest of Grantee under this Deed.

vii.The existence of any default under any of the other Loan Documents which continues beyond the expiration of the applicable notice and cure period, if any;

viii.The failure of Grantor to fully protect, insure, preserve and cause continued performance and fulfillment of the terms, covenants or provisions in the lease(s) in effect with respect to the Property required to be performed or fulfilled by the landlord under said lease, which breach, default or failure continues beyond the applicable notice and cure period, if any, under the relevant lease.

    B.    Except as expressly set forth in Section 9.A or elsewhere in the Loan Documents, a default shall exist under this Deed, the Note and the other Loan Documents, in the event Grantor should fail or refuse to do any act which Grantor is obligated to make or do hereunder or under the terms of the other Loan Documents, at the time and in the manner herein provided, or in the event of any violation of the terms or provisions of any of the Loan Documents, and such failure, refusal or violation continues for more than fifteen (15) days after Grantee provides Grantor written notice thereof (or, if such default is of such a nature that it cannot be cured with due diligence within fifteen (15) days, Grantor shall fail or refuse to commence such cure within said fifteen (15) day period and thereafter diligently in good faith pursue the same to completion; in no event, however, shall the cure period, as extended hereby, exceed thirty (30) days). During the cure period, Grantor has the obligation to provide on demand satisfactory documentation of its effort to cure, and, upon completion, evidence that the cure has been achieved. All notice and cure periods provided in this Deed shall run concurrently with any notice or cure periods provided by law. Notwithstanding anything to the contrary in this Deed, Grantee shall have no obligation
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to provide Grantor written notice of any failure or refusal by Grantor to do any act, which he is obligated hereunder to make or do, if Grantor is in default for substantially the same non-monetary default more than twice within any twelve (12) month period; in such event, solely at Grantee’s election, and without further notice, Grantor shall not have any right to cure such repeated non-monetary default during said twelve (12) month period, and Grantee shall have all rights and remedies as provided herein.

10.Grantor covenants and agrees that in the event of a default under this Deed or in any of the other Loan Documents, which default continues beyond the expiration of the applicable notice and cure period, if any, Grantee may, at Grantee’s option, without notice or demand upon Grantor, and without releasing Grantor from any obligation hereunder, pursue all rights and remedies provided herein, or at law or equity, including without limitation, the following:

i.Make or do the same in such manner and to such extent as may be deemed necessary by Grantee to protect the Property and enter upon the Real Estate to inspect, repair, protect and care for the Property and advance such sums of money for that purpose as by Grantee may be deemed necessary or advisable;

ii.Pay, purchase, contest or compromise any claim, debt, lien, charge or encumbrance which adversely affects the Property covered by this Deed or the lien or validity of this Deed;

iii.Commence, appear in or defend any action or proceeding affecting or purporting to affect the Property covered by this Deed, or the lien or validity of this Deed, whether brought by or against Grantor or Grantee and Grantor will pay, in addition to costs and disbursements allowed by law, the reasonable costs of bringing, intervening in or defending such action, including reasonable attorneys’ fees, all of which shall be added to the Indebtedness secured hereby;

iv.Declare the unpaid principal balance of the Note to be immediately due and payable, together with all accrued interest thereon, all costs of collection (including reasonable attorneys’ fees and expenses) and all other charges due and payable by Grantor under the Note or any other Loan Document. Except as expressly required by applicable law, no notice of acceleration shall be required in order for Grantee to exercise its option to accelerate the Indebtedness in the event of a default.

v.To the extent permitted by law, enter upon the Real Estate and take exclusive possession of the Real Estate and of all books, records and accounts (with or without the appointment of a receiver, or upon an ex-parte application therefore, if appropriate), and perform any act that Grantee deems necessary or proper to conserve the security and to collect and receive all rents, income, issues and profits, including those past due as well as those accruing thereafter, and other amounts collected by Grantee in accordance with the provisions of the Assignment of Lease and Rents from Grantor in favor of Grantee dated as of the date hereof (the “Assignment of Leases”), all without notice and without being guilty of trespass, but subject to the rights of tenants in possession under the leases in effect with respect to the Property. If Grantor remains in possession of all or any part of the Property after default and without Grantee’s prior written consent, Grantor shall then become and be a tenant holding over and shall forthwith deliver possession to Grantee or be summarily dispossessed in accordance with the provisions of law applicable to tenants holding over.

vi.Hold, lease, manage, operate or otherwise use or permit the use of the Real Estate, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as Grantee may deem to be prudent under the circumstances (making such repairs,
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alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Grantee deems prudent), and receive and apply all rents, income and profits thereof, including those past due as well as those accruing thereafter and other amounts collected by Grantee in accordance with the provisions of the Assignment of Leases as of the date hereof.

vii.As a matter of strict right and without regard to the value of the Property or the amounts due hereunder or secured hereby, or of the solvency of any party bound for the payment of such Indebtedness, upon ex-parte application and without notice to anyone, except as required by applicable law, and by any court having jurisdiction, Grantee shall be entitled to have a receiver appointed to take charge of, manage, preserve, protect and operate the Property, to collect the rents, income and profits thereof, to make all necessary and needful repairs, and to pay all taxes, assessments, insurance premiums and other such charges against and expenses of the Property, and to do such other acts as may by such court be authorized and directed, and after payment of the expenses of the receivership and the management of the Property, to apply the net proceeds of such receivership in reduction of the indebtedness secured hereby or in such other manner as the said court shall direct notwithstanding the fact that the amount owing thereon may not then be due and payable or the Loan is otherwise adequately secured; such receiver to have all the rights and powers permitted under the laws of Georgia. Such receivership shall, at the option of Grantee, continue until full payment of all sums hereby secured or until title to the Property shall have passed by sale under this Deed. Grantor hereby specifically waives its right to object to the appointment of a receiver as aforesaid, and hereby expressly and irrevocably, with knowledge and for valuable consideration, consents to the appointment of a receiver and agrees that such appointment shall be made as an admitted equity and as a matter of absolute right to Grantee. The expenses including receiver’s fees, attorneys’ fees, costs and agent’s compensation) incurred by Grantee pursuant to the powers herein contained shall be secured by this Deed.

    The right to enter and take possession of said Property, to manage and operate the same, and to collect the rents, issues and profits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law, and may be exercised concurrently therewith or independently thereof. Grantee shall be liable to account only for such rents, issues and profits actually received by Grantee.

11.A.    Grantor covenants and agrees that upon the occurrence of a breach or default hereunder or under any of the other Loan Documents, which default continues beyond the applicable notice and cure period, if any, all amounts due under the Note and the other Loan Documents shall, at the option of Grantee, become immediately due and payable without necessity of notice to or demand upon Grantor and Grantor hereby grants to Grantee the following irrevocable power of attorney, which power is coupled with an interest and shall be irrevocable by death or otherwise: (i) To sell the said Real Estate as a whole, or any parcel thereof separately, with or without taking possession thereof, at public auction, at the usual place for conducting sales at the court house in the county where the Real Estate or any part thereof is situated, to the highest bidder for cash, after advertising the time, terms and place of such sale once a week for four weeks immediately preceding such sale (but without regard to the number of days) in the newspaper in which the Sheriff’s advertisements for such county are published, all other notice being hereby waived by Grantor, and Grantee (or any person on behalf of Grantee) may bid and purchase at such sale, and thereupon Grantee may execute and deliver to the purchaser or purchasers at such sale a sufficient deed of conveyance of said Real Estate in fee simple, which deed may be made with or without warranty; and, (ii) to pursue every legal and equitable remedy available at law. Grantee shall collect the proceeds of any such sale, and apply the proceeds of said sale in the following order: (1) to the payment of the costs, expenses and fees of taking possession of the Property and upholding, operating, maintaining, using, leasing, repairing and selling the same prior to title passing from Grantor
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and of otherwise enforcing Grantee’s rights and remedies hereunder and under the Loan Documents, including, but not limited to attorneys’ fees in an amount in accordance with Section 45 hereof, title charges and transfer taxes; (2) to the payment of all sums which may have been expended, advanced or incurred by Grantee and not repaid, as herein authorized, together with interest at the Default Rate; (3) to the payment of all past due and accrued interest on the Indebtedness, including interest at the Default Rate; (4) to the payment of the unpaid principal on said Note; and (5) the remainder, if any, to Grantor or the person or persons legally entitled thereto. In the event of deficiency, Grantor shall immediately on demand pay over to Grantee, or its nominee, such deficiency.

B.    It is agreed that Grantee, or other legal holder or holders of the Note, shall have equal rights to become the purchaser at said sale, being the highest bidder, and in the event of such purchase shall be allowed to, in lieu of paying cash therefor, make settlement for the purchase price by crediting upon the Indebtedness the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Grantee is authorized to deduct under this Deed.

C.    The deed or deeds which shall be given by Grantee to the purchaser or purchasers at said sale shall be prima facie evidence of the truth of all the recitals therein as to default in the payment of said Note, or of interest due thereon, or of the sums thereunder and hereunder due, the posting of said sale, the proceedings at said sale and everything necessary to the validity of said sale.

     D.    Notwithstanding anything to the contrary contained herein, this instrument may be foreclosed as to any of the Property in any manner permitted by Georgia law. Nothing herein pertaining to foreclosure proceedings or specifying particular actions to be taken by Grantee shall be deemed to contradict or add to the requirements and procedures of Georgia law and any such conflict or inconsistency shall be resolved in favor of Georgia law applicable at the time of foreclosure.

12.Without limiting Grantee’s rights of enforcement with respect to the Personal Property or any part thereof in accordance with the procedures for foreclosure of Real Estate, Grantee may exercise its rights of enforcement with respect to the Personal Property or any part thereof under the Uniform Commercial Code of the State(s) in which Personal Property or Grantor is located, as applicable (as such Code now or hereafter exists and regardless of whether the Code has been enacted in the jurisdiction where rights or remedies are asserted), including, but not limited to, the right to take possession of the Property and enter the Property on which the Personal Property or any part thereof may be situated and remove the same therefrom, the right to resell the Personal Property at any place Grantee elects, the right to require Grantor to make the Personal Property available to Grantee at a place designated by Grantee and reasonably convenient to both parties, and without removal, the right to render the Personal Property unusable and to dispose of the Personal Property on the Real Estate; provided Grantee shall send Grantor at least five days’ prior written notice of the time and place of any public sale of the Personal Property or of the time after which any private sale or any other intended disposition is to be made, by United States mail, postage prepaid, to the address set forth above, and Grantee may bid and purchase the Personal Property at public or private sale. The foregoing conveyances may contain recitals as to the happening of the default upon which the execution of the power of sale herein granted depends, and Grantor hereby constitutes and appoints Grantee the agent and attorney in fact of Grantor to make such recitals, and hereby covenants and agrees that the recitals so made by Grantee shall be binding and conclusive upon Grantor and that said recitals shall be presumptive evidence that all preliminary acts prerequisite to said sale and deed or bill of sale, as applicable, were in all things duly complied with, and that the conveyance to be made by Grantee shall be effectual to bar all right, title and interest, equity of redemption, including all statutory redemption, homestead, dower, curtesy and all other exceptions of Grantor or its successors in interest in and to said Property. Such power of attorney is coupled with an interest and will be irrevocable for the term of this Deed and thereafter as long as any of the Indebtedness is outstanding. Except as otherwise expressly provided in this Deed, all terms in this Deed relating to the Property and the grant of the foregoing security interest which are defined in the Uniform Commercial Code of the State (the “UCC”) shall have the meanings assigned to them in Article 9 (or, absent definition in Article 9, in any other Article) of the UCC, as those meanings may be amended,
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revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Deed, then such term, as used herein, shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Deed, such amendment or holding shall be disregarded in defining terms used in this Deed. Grantor irrevocably authorizes Grantee to file, in the appropriate locations for filings of UCC financing statements in any jurisdictions as Grantee in good faith deems appropriate, such financing statements and amendments as Grantee may require in order to perfect or continue this security interest, or in order to prevent any filed financing statement from becoming misleading or from losing its perfected status.

13.Without affecting the liability of any person, including Grantor, for the payment of any indebtedness secured hereby, or affecting the validity or priority of this Deed in favor of any junior encumbrancer or purchaser, or any person acquiring an interest in said Property or any part thereof, Grantee is authorized and empowered, at Grantee’s option, without notice, to anyone whomsoever: (a) to release any person liable for the payment of any of the indebtedness secured hereby; (b) to extend the time or otherwise alter the terms of payment of any of the indebtedness; (c) to alter, substitute or release any Property securing the indebtedness; (d) to consent to the making of any map or plat of the Property; (e) to join in granting any easement or creating any restrictions thereon; (f) to join in any subordination or other agreement affecting this Deed; and/or (g) to release, cancel or reconvey all or any part of the Property from this Deed or to terminate and release all or part of the Property from the security interest granted hereunder. Grantor agrees to pay to Grantee a reasonable fee for any of the services mentioned in this paragraph rendered by Grantee.

14.Grantor hereby represents, warrants and covenants to Grantee, now and for the full term of the Note, that:

i.Grantor has good and indefeasible title to the Real Estate in fee simple absolute, subject only to those exceptions specifically approved by Grantee as shown on Grantee’s policy of title insurance for this Loan (the “Permitted Exceptions”).

ii.This Deed is a valid and enforceable first lien and security interest in the Property, subject only to the Permitted Exceptions.

iii.Grantor, for itself and its successors and assigns, hereby agrees to warrant and forever defend, all and singular, all of the Property and property interests granted and conveyed pursuant to this Deed, against every person whomsoever lawfully claiming, or to claim, the same or any part thereof.

The representations, warranties and covenants above shall survive foreclosure of this Deed and shall inure to the benefit of and be enforceable by any person who may acquire title to the Property pursuant to any such foreclosure or deed in lieu of foreclosure.

15.Grantor further represents, warrants and covenants to Grantee, now and for the full term of the Note, as follows:

i.There is no pending or, to the best of Grantor’s knowledge, threatened, litigation, action, proceeding or investigation, including, without limitation, any condemnation proceeding, against Grantor, or any person(s) or entities comprising Grantor, or the Property before any court, governmental or quasi-governmental, arbitrator or other authority.

ii.Access to and egress from the Property are available and provided by public streets, and Grantor has no knowledge of any federal, state, county, municipal or other governmental

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plans to change the highway or road system adjacent to the Property or to restrict or change access from any such highway or road to the Property.

iii.Grantor’s exact legal name is as set forth herein and Grantor is and shall remain duly organized, validly existing and in good standing in its state of origination, as applicable, and is duly authorized to transact business in and is in good standing in the State of Georgia.

iv.The execution, delivery and performance by Grantor of this Deed, the Note, and any documents executed in connection with such Note are within Grantor’s power and authority and have been duly authorized by all necessary action.

v.Adequate utilities services exist for the full and beneficial development, ownership, use, occupancy, operation and maintenance of the Property and Grantor is not in default of any obligation to any utility service provider.

vi.The Property is appropriately zoned to permit the development, use and operation of the Property as it is currently operated as a matter of right and not as a non-conforming use, and the Property complies in all respects with all requirements, conditions, restrictions, zoning ordinances and regulations applicable to the Property.

vii.Grantor is, or, to the extent this Deed states that the Personal Property is to be acquired after the date hereof, will be, the absolute owner and in possession of the Personal Property, such Personal Property is free from any adverse liens, encumbrances or security interest, and this Deed will remain a first lien upon all of the Personal Property, subject only to those exceptions specifically approved by Grantee; the specific enumerations herein not limiting the general.

viii.Grantor and the Property is and shall remain under the “Legal Control” of The Dixie Group, Inc., a Tennessee corporation, or such other individual or entity as approved by Grantee in writing (each a “Key Principal”), and the Property shall be managed at all times by Grantor or by a financially sound, professional property management company, experienced in managing properties similar in type and quality to the Property or another property management company approved in writing by Grantee. As used herein “Legal Control” means the power, either directly or indirectly, to exercise the authority of Grantor, both as an entity and as the owner of the Property, either as the majority shareholder of the common stock of a corporation, as the sole general partner of a limited partnership, as the managing general partner of a general partnership, or as the manager or managing member of a limited liability company, provided the person or entity exercising such authority cannot be divested of such authority, except for cause.

ix.The Property shall be used for commercial rather than residential, personal, family, household or agricultural purposes and shall not become homestead property of Grantor or any other person.

x.Grantor shall operate and maintain the Property independently from other land and improvements not included within or located on the Real Estate. In fulfilling this covenant, Grantor shall neither take any action which would make it necessary to own or control any property other than the Property in order to meet the obligations of the landlord under any lease of the Real Estate, or in order to comply with any applicable laws, regulations or ordinances, nor take any action which would cause any land or improvements other than the Real Estate and the improvements located thereon to rely upon the Real Estate or said improvements for those purposes.

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xi.Grantor shall perform its obligations as landlord under any leases affecting the Property and shall neither take any action, nor fail to take any action, if the action or failure would be inconsistent with the commercially reasonable management of the Property for the purpose of enhancing its long-term performance and value.

xii.In the event of a default under any of the Loan Documents which continues beyond the expiration of any applicable notice and cure period, Grantor shall not pay any dividend or make any partnership, trust or other distribution, and shall not make any payment or transfer any property in order to purchase, redeem or retire any interest in its beneficial interests or ownership.

xiii.Grantor’s execution and delivery of the Loan Documents and performance of its payment obligations thereunder do not and will not: (i) conflict with or violate any provision of the Grantor’s Articles of Organization or Operating Agreement; or (b) to the best of Grantor’s knowledge constitute a material breach or default under any agreement or instrument to which Grantor is bound; (iii) conflict with or result in a material breach or default under any judgment, order, writ, injunction or decree binding on Grantor.

xiv.All fees and assessments due and payable pursuant to all declarations, covenants, conditions, restrictions and easements of record affecting the Property (the “Record Documents”) are, as of the date hereof, paid in full and all actions required of Grantor pursuant to any such Record Documents have been performed by Grantor as of the date hereof (i.e., there are no outstanding duties or obligations under any such Record Documents requiring performance by Grantor). Grantor shall pay all future fees and assessments required by such Record Documents (or cause all such future fees and assessments to be paid) prior to delinquency and shall perform all obligations of Grantor (or cause all obligations to be performed) as and when required pursuant to the Record Documents.

16.A.    Grantor by execution of this Deed represents, warrants and covenants that it: (i) has been and shall continue to be organized solely for the limited purpose of acquiring, owning, improving, leasing, managing, operating, holding for investment and selling or otherwise disposing of the Property and doing only those things necessary in connection therewith; (ii) shall not engage in any other business; (iii) shall have no purpose other than the ownership, operation and maintenance of the Property, and activities incidental thereto; (iv) shall not own or acquire any real property other than the Real Estate included in the Property or any personal (tangible or intangible) property other than the Personal Property included in the Property or in furtherance of the purposes of Grantor as stated herein; and (v) shall not incur, create, or assume any indebtedness or liabilities, secured or unsecured, direct or contingent, other than (a) the Loan, and (b) unsecured indebtedness that represents trade payables or accrued expenses occurring in the normal course of business of owning and operating the Property that is not evidenced by a promissory note and is due and payable within thirty (30) days after the date incurred and which in no event exceeds two percent (2%) of the original principal amount of the Note.

B.    Grantor by execution of this Deed represents, warrants, and covenants that it has not taken and shall not take any of the following actions:

i.Take any “Bankruptcy Action”, which is defined to include without limitation:

(a)Taking any action that might cause Grantor to become insolvent;

(b)Commencing any case, proceeding or other action on behalf of Grantor or under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

(c)Instituting proceedings to have Grantor adjudicated as bankrupt or insolvent;

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(d)Consenting to the institution of bankruptcy or insolvency proceedings against Grantor;

(e)Filing a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of Grantor of its debts under any federal or state law relating to bankruptcy;

(f)Seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Grantor or a substantial portion of its properties;

(g)Admitting in writing Grantor’s inability to pay debts generally as they become due;

(h)Making any assignment for the benefit of Grantor’s creditors; or

(i)Taking any action in furtherance of the foregoing.

ii.Dissolve, liquidate or terminate in whole or in part, or consolidate with or merge into any person or entity, or sell, transfer or otherwise dispose of or encumber all or substantially all of its assets or change its legal structure;

iii.Amend or recommend the amendment of any formation or organizational document of Grantor unless Grantee consents to such amendment;

iv.Fail to preserve its existence as an entity duly organized, validly existing and in good standing (if required) under the applicable laws of the jurisdiction of its organization or formation;

v.Terminate or fail to comply with the provisions of its organizational documents; or

vi.Engage in any business or activity that is not consistent with the purposes of Grantor as set forth in Section 16.A above.

C.    Except as otherwise expressly required by any instrument evidencing or securing the Loan, Grantor by execution of this Deed represents, warrants, and covenants that it shall at all times:

i.Not commingle assets with those of any other entity;

ii.Hold its assets in its own name;

iii.Conduct its own business in its own name;

iv.Maintain its bank accounts, books, records and financial statements in accordance with generally accepted accounting principles, keep such bank accounts, books, records and financial statements separate from those of any other person or entity, and not permit the listing of its assets on the financial statement of any other person or entity;

v.Maintain its books, records, resolutions and agreements as official records;

vi.Pay its own liabilities out of its own funds;

vii.Maintain adequate capital in light of its contemplated business operations;

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viii.Observe all organizational formalities;

ix.Maintain an arm’s-length relationship with Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

x.Pay the salaries of only its own employees and maintain a sufficient number of employees in light of contemplated business operations;

xi.Not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others;

xii.Not acquire the obligations or securities of its Affiliates (as hereinafter defined) or owners, including partners, members or shareholders;

xiii.Not make loans or advances to any other person or entity;

xiv.Allocate fairly and reasonably any overhead for shared office space;

xv.Use separate stationery, invoices and checks;

xvi.File its own tax returns (unless prohibited by applicable laws from doing so);

xvii.Not pledge its assets for the benefit of any other person or entity;

xviii.Hold itself out as a separate entity, and not fail to correct any known misunderstanding regarding its separate identity;

xix.Not identify itself as a division of any other person or entity;

xx.Not maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other person or entity; and

xxi.Observe the single purpose entity and separateness covenants and requirements set forth herein.

D.    As used in this Section, the terms shall have the meanings set forth herein:

i.“Affiliate” means a person or entity that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control of or with, the person or entity specified; and

ii.“control” means (a) whether directly or indirectly, ownership or control of the power to vote ten percent (10%) or more of the outstanding equity interests of any such entity, (b) the control in any manner of the election of more than one director or trustee (or persons exercising similar functions) of such entity, or (c) the possession of the power to direct or cause the direction of the management and/or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

E.    Grantor by execution of this Deed acknowledges and agrees with Grantee that Grantee would be irreparably damaged if any of the covenants of this Section 16 are breached or not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which Grantee may be entitled, at law or in equity, Grantee shall be entitled to injunctive relief to prevent or remedy breaches of the provisions of this Section 16 and specifically to enforce the terms and provisions of this Section 16 in

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any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

17.Grantor acknowledges that Grantee has examined and relied on the creditworthiness and experience of Grantor in owning and operating properties such as the Property in agreeing to make the Loan, and that Grantee will continue to rely on Grantor’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Indebtedness. Grantor acknowledges that Grantee has a valid interest in maintaining the value of the Property so as to ensure that, should Grantor default in the repayment of the Indebtedness, Grantee can recover the Indebtedness by a sale of the Property. Except as expressly permitted herein, (a) upon the direct or indirect voluntary or involuntary sale, exchange, conveyance, encumbrance, transfer, alienation, encumbrance, removal, assignment, conveyance, or other disposition of (i) said Property, or any part thereof, or any interest therein, or (ii) all or part of the legal or beneficial ownership interest (whether direct or indirect) in Grantor, or (b) if title to the Property, or any part thereof, shall become vested in any person or party other than Grantor in any manner whatsoever; then in each and any such event, the Note and the obligations secured by this Deed, irrespective of the maturity dates expressed therein, at the option of Grantee, and without demand or notice, shall immediately become due and payable, and Grantee shall be entitled to any remedies available to Grantee under the Note, this Deed, or any of the other Loan Documents, at law or in equity.

18.Grantor will repay immediately, without demand, all sums advanced or expended by Grantee under the provisions of this Deed, with interest thereon from the date of advancement until repaid at the Default Rate, all of which sums shall be a charge on the Property and secured by this Deed and shall be payable forthwith.

19.In the event the Property, or any part thereof, are taken under the power of eminent domain, the entire award shall be paid to Grantee and Grantee is hereby empowered in the name of Grantor to receive and give acquittance for any award or judgment rendered incident thereto, whether joint or several. Grantee may apply all such sums or any part thereof so received, after the payment of all of its expenses including costs and attorneys’ fees, on the Indebtedness in such manner as it elects, or, at its option, the entire amount, or any part thereof, so received may be released to Grantor for the purpose of altering, restoring, or rebuilding any part of the Property which may have been altered, damaged or destroyed as a result of any such taking, alteration of grade, or other injury to the Property, or for any other purpose or object satisfactory to Grantee, but Grantee shall not be obligated to see to the application of any amount paid over to Grantor. If, prior to the receipt by Grantee of such award or payment, the Property shall have been sold on foreclosure of this Deed, Grantee shall have the right to receive said award or payment to the extent of any deficiency found to be due on such sale, with legal interest thereon, whether or not a deficiency judgment on this Deed shall have been sought or recovered or denied, and the reasonable counsel fees, costs and disbursements incurred by Grantee in connection with the collection of such award or payment.

20.If all of the Indebtedness and obligations of Grantor hereunder, including all future advances and other future indebtedness, obligations and liabilities included therein, are paid and performed in full and Grantor performs all of the covenants, conditions, stipulations and agreements set forth herein and in the Loan Documents, then this Deed shall be canceled and surrendered and the security interest granted hereunder shall be terminated and released.

21.All recitals of fact as to default, advertisement and sale in any deed or bill of sale executed by Grantee pursuant to the power herein conferred shall be conclusive evidence of the truth thereof against Grantor. The rights and powers hereby conferred upon the said Grantee are coupled with an interest and shall be irrevocable by Grantor by death or otherwise.

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22.The rights of Grantee, granted and arising under the clauses and covenants contained in this Deed and the Note, shall be separate, distinct and cumulative of other powers and rights herein granted and all other rights which Grantee may have in law or equity, and none of them shall be in exclusion of the others, and all of them are cumulative to the remedies for collection of indebtedness, enforcement of rights under security deeds, and preservation of security as provided at law. No act of Grantee shall be construed as an election to proceed under any one provision herein or under the Note to the exclusion of any other provision, or an election of remedies to the bar of any other remedy allowed at law or in equity, anything herein or otherwise to the contrary notwithstanding. Any indulgence or departure at any time by Grantee from any of the provisions hereof, or of any obligation hereby secured, shall not modify the same or relate to the future or waive future compliance therewith by Grantor.

23.This Deed and any other agreement hereafter made by Grantor and Grantee pursuant to this Deed shall be superior to the rights of the holder of any intervening lien, charge or encumbrance.

24.To the maximum extent permitted by law, Grantor irrevocably and unconditionally WAIVES and RELEASES any present or future rights or benefits (a) of reinstatement or redemption, (b) that may exempt the Property from any civil process, (c) to appraisal or valuation of the Property, (d) to extension of time for payment, (e) that may subject Grantee’s exercise of its remedies to the administration of any decedent’s estate or to any partition or liquidation action, (f) to any homestead, dower, curtesy, exemption, stay and moratorium laws, now in force or which may hereafter become laws in the State of Georgia or as provided by the Constitution and laws of the United States, (g) to notice of acceleration or notice of intent to accelerate (other than as expressly stated herein), and (h) that in any way would delay or defeat the right of Grantee to cause the sale of the Real Estate for the purpose of satisfying the Indebtedness. Grantor agrees that the price paid at a lawful foreclosure sale, whether by Grantee or by a third party, and whether paid through cancellation of all or a portion of the Indebtedness or in cash, shall conclusively establish the value of the Real Estate. The foregoing waivers shall apply to and bind any party assuming the obligations of Grantor under this Deed.

25.Whenever the context hereof requires, reference herein made to the singular number shall be understood as including the plural, and likewise the plural shall be understood as denoting the singular; words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be considered as cumulative; and where by the terms of this Deed or the Note secured hereby, a day is named or a time is fixed for the payment of any sum of money or the performance of any agreement, the time stated enters into the consideration and is of the essence of the whole contract.

26.The terms used to designate any of the parties to this Deed, shall be deemed to include the heirs, representatives, successors and assigns of such parties. Except as specifically set forth herein, Grantor has no right to assign any of its rights or obligations hereunder, under the Note or under any of the other documents securing the Note, without the prior written consent of Grantee.

27.A.    During the term of the Loan, Grantor will furnish to Grantee, its successors and assigns or authorized servicer, on or before March 31 of each year hereafter during the term of the Note, the following information: (i) income and expense statements with respect to the Real Estate; (ii) rent roll with respect to the Real Estate, showing area leased, monthly rent, expense contribution and lease expiration dates; and (iii) current financial statements of Grantor, its successors or assigns and any Guarantor(s) of Grantor’s obligations to Grantee. Such information shall certified by Grantor and each Guarantor as true and accurate in all material respects and based upon records compiled in conformity with recognized accounting practices, provided, however, if the Loan is in default or if Grantee believes that any previously provided financial information may have been misleading or inaccurate, Grantee may require that such statements be certified by an independent certified public accountant prepared in accordance with generally accepted accounting principles, consistently applied, and request financial statements of Grantor. Grantee may solely at its option, require Grantor to furnish to Grantee a certified

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rent roll and income and expense statements for the Property on a quarterly basis together with the annual summary required above.

B.    In the event Grantor or any Guarantor fails to timely provide the required financial statements and property reports, a fee of One Thousand Dollars ($1,000.00) shall be added to each monthly payment until the required reports have been provided. This fee is designed to compensate Grantee for (i) the increased risk to Grantee resulting from the inability to monitor and service the Loan using up-to-date information and (ii) the reduced value and liquidity of the Loan as a financial asset, and not as a penalty to Grantor.

28.All notices hereunder shall be in writing. All notices to be given hereunder (including, without limitation, notices of sale or default) may be given by any of the following means: (i) personal service; (ii) overnight delivery by a reliable nationally-recognized overnight courier service; or (iii) U.S. Mail, postage thereon prepaid, return receipt requested. Written notice shall be deemed effective as follows: (i) if by personal service or overnight delivery, upon delivery or first attempted delivery; and (ii) if by U.S. Mail, three (3) days after deposit in the U.S. Mail. Notices to Grantor or Grantee shall be addressed to the mailing address for the applicable party shown in the caption hereof, and a copy of any notice to Grantee shall also be delivered to Grantee at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017, “Attention: Global Legal Services.” A copy of any notice to Grantor shall also be delivered at 832 Georgia Avenue, Chattanooga, Tennessee 37402, “Attention: John Henry”. Each of the parties may hereafter designate a different address for notices hereunder by providing notice of such designation to the other parties pursuant to the procedures set forth above.

29.Grantor represents that it, and, to the best of its knowledge, the holders of easements, leases, licenses, occupancy agreements and any other rights relating to the use of all or any portion of the Property (herein jointly called “Persons Responsible”), are currently in compliance with, and covenants and agrees that it will manage and operate the Property and will cause each Person Responsible to occupy and use its demised portion of the Property in compliance with all applicable Environmental Laws (as defined in the Environmental Indemnity Agreement dated as of the date hereof given by Grantor to Grantee) regulating, without limitation, air pollution, soil and water pollution, and the use, generation, storage, treatment and removal, handling or disposal of Hazardous Substances (as defined in the Environmental Indemnity Agreement dated as of the date hereof given by Grantor to Grantee) or other materials including, without limitation, raw materials, products, building components, supplies or wastes. Grantor further covenants and agrees that it shall not install or permit to be installed in the Property asbestos or any substance containing asbestos and deemed hazardous by or in violation of any Environmental Law respecting such material. Grantor shall send to Grantee, within five (5) days of receipt or completion thereof, any report, citation, notice or other writing including, without limitation, hazardous waste disposal manifests, by, to or from any governmental or quasi-governmental authority empowered to regulate or oversee any of the activities discussed in this paragraph, whether demonstrating compliance with applicable law, noticing noncompliance, requesting or requiring notice or action, commencing investigation or requesting Grantor to show cause why action is not required. After reasonable inquiry and investigation, Grantor is not aware of any Hazardous Substances on, under, in or about the Property whether contained in tanks or other containers, in structures or equipment, or incorporated in buildings. In the event that, through whatever means, Grantor or a third party discovers Hazardous Substances on, under, in or about the Property, Grantor shall remedy, rectify, rehabilitate, correct and remove from the Property and dispose of any such Hazardous Substances or other materials in a manner consistent with and in compliance with applicable laws, rules, regulations and ordinances. Grantor shall take any and all action necessary, including but not limited to, bringing legal suit against, those Persons Responsible for the presence of Hazardous Substances on the Property, or otherwise obligated by law to bear the cost of such remedy. Grantee shall be subrogated to Grantor’s rights against any and all Persons Responsible; provided, however, Grantee shall in no event be obligated to remedy, rectify, rehabilitate, correct or remove and dispose of any such substances nor shall Grantee be obligated to take any action against Persons Responsible for the foregoing activities. Grantor agrees to indemnify, defend with counsel acceptable to Grantee (at Grantor’s sole cost), and hold Grantee harmless against
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any claim, response or other costs, damages, loss, liability or demand (including without limitation reasonable attorney fees and costs incurred by Grantor or Grantee, or both) arising out of any violation or claimed violation by Grantor or any Person Responsible for any of the foregoing laws, regulations or ordinances or breach of any of the foregoing representations, covenants or agreements. Grantor further agrees to provide to Grantee (at Grantor’s sole cost) and upon Grantee’s reasonable request, an environmental site assessment, and if Grantor fails to provide such environmental site assessment, Grantee may, at its option, have such environmental site assessment performed. If Grantee expends any funds in conjunction with such environmental site assessment, Grantor shall reimburse Grantee for such funds within fifteen (15) days from the date Grantee makes demand on Grantor for reimbursement. Grantor hereby grant to Grantee and its employees, agents, consultants and contractors, an irrevocable license and authorization to enter upon the Property, and inspect the Property, and perform such tests (including without limitation soils and subsurface testing) as Grantee in its discretion deems necessary or desirable for the purpose of determining or verifying the presence or absence of Hazardous Substances in, on, under or about the Property, and verifying compliance with all applicable Environmental Laws. Absent an event of default under the Loan Documents, Grantee agrees not to undertake such inspections and tests unless Grantee has a reasonable good faith belief, based upon the receipt of information from an outside source, that Hazardous Substances may be present in, on, under or about the Property, or that a violation of the Environmental Laws may have occurred. If Grantee discovers the presence of any Hazardous Substances in violation of Environmental Laws which were not previously disclosed by Grantor, then Grantor shall pay Grantee’s actual costs for such inspections and tests, upon written demand therefor. Grantor specifically agrees that, notwithstanding any provision to the contrary in this Deed, this indemnification shall survive the reconveyance or release of this Deed, whether pursuant to payment in full of the Note or judicial or non-judicial foreclosure by Grantee under this Deed and that, if requested by Grantee, Grantor at any time shall execute a separate writing setting forth such indemnification.

30.Grantor does hereby assign, transfer and set over unto Grantee all leases (whether written or oral), rents, revenues and income on and from the Property covered by this Deed. This assignment is intended by Grantor and shall be construed to create, a present and absolute assignment to Grantee subject only to the terms and provisions hereof, and not as an assignment of security for the performance of the obligations evidenced by the Note or any instrument given as security for said Note, or any other indebtedness of Grantor. Grantor shall have a revocable license to collect and receive the rents (but not more than one month prior to accrual), income and profits arising under said leases or from the Property described herein and to retain, use and enjoy said rents, income and profits. Such license may be revoked by Grantee, without notice to Grantor, upon the occurrence of a default by Grantor in payment of the principal sum, interest and Indebtedness secured hereby and by said Note or in the performance of any obligation, covenants or agreement herein or in said Note or other documents executed in connection therewith or in said leases contained on the part of Grantor to be performed, which has continued beyond any applicable notice and cure period. Unless and until the license is so revoked, Grantor shall hold all rents, income and profits in trust and agrees to apply said rents, income and profits to the payment of principal, interest and other amounts due and payable to Grantee under the Loan Documents at the time of collection of the rents, income and profits and to the payment of taxes, escrow amounts, assessments, water rates, sewer rents, lien claims, and to operation and maintenance charges relating to the Property which are due and payable at the time of collection of the rents, income and profits, except to the extent that funds for such items were placed and remain in escrow with Grantee, before using the rents, income or profits for any other purpose. It being understood and agreed by Grantee that Grantor shall have the right to use and enjoy the rents, income and profits for any purpose, including distributions to members of Grantor, provided Grantor has complied with the payment obligations set forth in the foregoing sentence. Upon default in the payment of any installment of principal and interest due under the Note or upon default in the performance of any of the conditions, covenants or agreements set forth herein or in any of the other Loan Documents, which default continues beyond the applicable notice and cure period, if any, Grantee, itself, or through its duly authorized agent, shall be entitled to immediate possession of the Property and shall have the right to control, manage and operate the same and collect the rents and revenue therefrom, and rent, lease or let all or any part of the Property to any party or parties, at such rental and upon such terms as Grantee shall, in its discretion, determine, and after the deduction of the expenses incidental thereto including reasonable attorneys’ fees, shall apply the rents and revenue
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derived from the Property to the payment of any Indebtedness then due and secured hereby or incurred hereunder, in such manner as Grantee may elect, and after all causes of default shall have been remedied and after making such provisions for the next maturing obligations as Grantee shall deem advisable, said Property and any surplus remaining in the hands of Grantee shall be turned over to Grantor or to the party entitled thereto. In no event shall Grantor waive, release, reduce or discount any part of the rents to accrue for any part of the Property without first receiving the written consent of Grantee. Grantor waives any rights of set-off against any person in possession of any part of the Property and agrees that it will not assign any of the rents or profits from the Property except with the consent of Grantee. This assignment of leases, rents, revenues and income shall be irrevocable and in addition to other remedies herein provided for in the event of default, but Grantee shall be under no liability for failure to take possession of the Property or by reason of its failure or inability to collect any rents, revenues or income herein assigned. This assignment shall apply to all rents, revenues and income hereinafter accruing from present leases and tenants and from all leases and rentals hereinafter made by the present or any future owners of the Property. The power of entry and the powers incidental thereto as in this Section provided for may be exercised as often as occasion therefor shall arise, and their exercise shall not suspend or modify any other right or remedy hereunder. Grantor further agrees that upon or after default under this Deed or the Note secured hereby, or in any other instrument executed in connection with the Note, which continues beyond any applicable notice and cure period, that Grantee may cause this assignment to be enforced, without regard to the adequacy of the security or the solvency of Grantor, by any one or more of the following methods or by any method provided in this Deed: (i) the appointment of a receiver, upon ex-parte application, if appropriate; (ii) collecting such monies directly from the parties obligated for payment; and/or (iii) injunction. Grantee’s non-enforcement of this assignment shall not be deemed a waiver of default.

31.Grantee shall be subrogated to all right, title, lien, or equity of all persons to whom it may have paid moneys in settlement of liens, charges, or in acquisition of title of or for its benefit hereunder, or for the benefit and account of Grantor at the time of making the loan secured by this Deed, or subsequently under any of the provisions herein. Grantee shall have the right to enter upon the Real Estate or any other Property where Property is located to inspect, repair, protect or care for the Property, and Grantee’s expenses in so doing shall be secured by this Deed.

32.Time is of the essence as to each and every obligation and/or payment hereunder.

33.This Deed shall be governed by and construed under the laws of the state where the Property is located.

34.If Grantor is comprised of more than one person or entity, then all such persons or entities shall be jointly and severally liable for all obligations arising under the Note, this Deed and any other documents executed in connection with the Loan Documents.

35.A.    Except with respect to the Carveout Obligations (as defined in the Note) and as expressly provided elsewhere in the Loan Documents, liability otherwise under this Deed shall be limited to the Property described herein, and Grantor (including any and all general or limited partners, members or joint venturers of such Grantor) shall not be personally liable, whether by way of election of remedy, deficiency judgment, or otherwise for any monies due hereunder, whether principal, interest, attorneys’ fees or other. Nothing in this Section 35.A, however, shall be deemed or construed to affect the validity of this Deed or of any other instrument given to secure the Note.

B.    Notwithstanding the limitation on liability set forth in Section 35.A above, Grantee’s exculpation of Grantor from personal liability for the repayment of the Indebtedness shall be void without notice in the event of: (a) any fraud or intentional misrepresentation by Grantor; (b) a voluntary transfer or encumbrance of the Property, or any direct or indirect beneficial ownership interest therein, in violation of the Loan Documents; or (c) Grantor’s filing of a voluntary petition for reorganization under Title 11 of the United States Code (or under any other present or future law, domestic or foreign, relating to bankruptcy, insolvency, reorganization proceedings or otherwise similarly affecting the rights of
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creditors), unless, prior to filing, Grantor offers to enter into Grantee’s choice of either an agreement to permit an uncontested foreclosure, or an agreement to deliver a deed in lieu of foreclosure, Grantee accepts Grantor’s offer and the agreement is consummated within sixty (60) days of Grantee’s acceptance of the offer. After Grantee accepts such an offer, default by Grantor in fulfilling the terms of the accepted offer shall trigger personal liability for the entire Indebtedness. No such offer shall be conditioned on any payment by Grantee, on the release of Grantor or any Guarantor from any obligation or liability under the Loan Documents or on any other concession. Grantor’s liability for the Carveout Obligations shall survive foreclosure of this Deed (or the acquisition of the Property by Grantee by a deed in lieu of foreclosure).

36.Grantor hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”; each of the foregoing hereinafter referred to collectively as a “Plan”); (ii) Grantor’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101; and (iii) it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”. Further, Grantor will not enter into any lease or occupancy agreement affecting any portion of the Property unless the tenant thereunder represents that it is not a plan or any entity where assets constitute such “plan assets.”

37.Grantor shall be solely responsible for any reasonable legal and/or processing fees and costs incurred or charged by Grantee in the event of any loan servicing related matter arising during the term of the loan. Grantor agrees to immediately reimburse Grantee upon Grantee’s request for any such legal and/or processing fees and costs.

38.Acceptance by Grantee of any sum in payment of any Indebtedness, after the date when the same is due, or the exercise of any right given hereunder shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums so secured or to declare default as herein provided for failure so to pay such sums or to perform any of the terms, conditions, agreements or covenants hereunder. Grantee’s forbearance or delay in pursuing or exercising one or more of its remedies shall not be deemed or construed to constitute a waiver of any default or any remedy, and no waiver by Grantee of any default, right or remedy on one occasion shall be construed as a waiver of that right or remedy on any subsequent occasion or as a waiver of any right or remedy thereafter existing. Grantee shall have the right at all times to enforce the provisions of the Note, this Deed, the other Loan Documents or any other instrument evidencing or securing said Note in strict accordance with the terms thereof. No failure by Grantee to pursue or exercise any of its rights or remedies, or insist upon strict compliance with any term or provision of the Note, this Deed, the other Loan Documents or any other instrument evidencing or securing said Note, and no custom or practice at variance with the terms of the Note, this Deed, the other Loan Documents or any other instrument evidencing or securing said Note, shall constitute a waiver by Grantee of the right to demand strict compliance with the terms and provisions of the Note, this Deed, the other Loan Documents or any other instrument evidencing or securing said Note. Any consent or approval given by Grantee hereunder shall not be deemed to waive or render unnecessary the consent or approval to, or of, any subsequent similar act.

39.A. Notwithstanding anything to the contrary set forth herein, upon Grantee’s written approval, Grantor shall have the right, on one (1) occasion during the term of the Note, to sell or transfer the Property. Grantee agrees to approve the transfer upon the satisfaction of the following conditions:

i.At the time of such transfer Grantor is not in default under this Deed, the Note or any other Loan Document beyond any applicable notice and cure period;

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ii.Grantee shall receive a written request for its approval of the transfer at least ninety (90) days prior to the proposed transfer. The request shall specify the identity of the proposed transferee, the purchase price and the other terms of the transaction and shall be accompanied by a copy of the sale contract and financial statements, tax returns and organizational documents of the proposed transferee and its principals;

iii.The proposed transferee shall fully and unconditionally assume Grantor’s obligations and liabilities under the Note, this Deed and other Loan Documents, without modification, and shall execute an assumption agreement and such additional documentation as is satisfactory to Grantee in form and substance. Under the assumption agreement the transferee shall provide a representation of the purchase price paid for the Property;

iv.A replacement guarantor that has an aggregate net worth (not including the value of such party’s equity in the Property) equal to or greater than the net worth of Guarantor as of the date hereof and is otherwise acceptable to Grantee, shall execute a the assumption agreement, or such other document as Grantee deems appropriate, in form and substance, whereby the replacement guarantor shall, from and after the date of the assumption and transfer, expressly, unconditionally and fully assume the obligations and liabilities of Guarantors and Indemnitors under the Environmental Indemnity Agreement and Separate Guaranty of Carveout Obligations or any other Loan Documents executed in connection with the Note;

v.Grantor and Guarantors shall retain liability under the Note and Loan Documents for matters first arising before or in connection with the transfer;

vi.The proposed transferee shall execute any loan applications as required by Grantee and furnish to Grantee such other information and data required by Grantee;

vii.The credit history, reputation, financial strength, ownership structure, and management expertise of the proposed transferee and its principals is satisfactory to Grantee in its sole and absolute discretion. Grantee expressly reserves the right to withhold its approval of the proposed transferee if the proposed transferee or any of its principals is or has been the subject of any bankruptcy, insolvency or similar proceeding;

viii.Grantee shall receive an assumption fee equal to one percent (1%) of the unpaid principal balance of the Note outstanding at the time of the transfer together with an administrative fee in the amount of Two Thousand Five Hundred Dollars ($2,500) and Grantor shall pay all of Grantee’s costs and expenses incurred in connection with the proposed transfer (whether or not consummated), including but not limited to, title updates, endorsement charges, recording fees, applicable taxes and attorneys’ fees processing expenses and reasonable attorneys’ fees and expenses (as determined by Grantee);

ix.Grantee is provided with a true copy of the as-recorded deed or other instrument by which such transfer is made;

x.Grantee is furnished with a satisfactory endorsement to Grantee’s mortgagee’s policy of title insurance insuring the continued validity and priority of this Deed following the assumption;

xi.Grantee is furnished a letter from Grantor authorizing transfer to the transferee of any tax or insurance escrow funds then on deposit with Grantee in connection with this Loan;

xii.Grantee is to be furnished with satisfactory evidence of appropriate fire and extended coverage insurance on the Property showing the proposed transferee as the named insured;

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xiii.Grantee determines that the unpaid principal balance of the Note secured hereby does not exceed sixty-five percent (65%) of (i) the purchase price of the Property, or (ii) if requested by Lender, the appraised value of the Property at the time of transfer as determined by a then current and satisfactory MAI appraisal prepared, at Grantor’s expense, by an appraiser selected by Grantee;

xiv.Grantee determines that the annual net operating income generated by Property at the time of the transfer equals or exceeds the product reached by multiplying 1.15 times the annual debt service payment due under the Note.

B.    Notwithstanding anything set forth herein to the contrary, Grantee shall permit transfers of the direct or indirect beneficial interests in Grantor (a) by and among those persons or entities that are members, shareholders or partners of Grantor as of the date hereof (the “Current Owners”), (b) from the Current Owners to the members of the Current Owners immediate families, or trusts created for the benefit of said immediate family members, for the purpose of facilitating the bona fide estate planning of Current Owners, and (c) to a trustee of an estate upon the death of a Current Owner, provided that Grantor satisfies the following conditions:
i.Grantor shall deliver thirty (30) day advance notice of the proposed transfer, together with evidence reasonably satisfactory to Grantee that the proposed transfer would meet the requirements of this Section 39.B. Such evidence shall include a narrative description and detailed pre- and post- transfer organizational charts of Grantor;

ii.No default or event of default shall exist at the time of the transfer;

iii.The proposed transfer shall not result in any violation of the covenants of the Loan Documents relating to the management of the Property and Legal Control of Grantor;

iv.Grantee determines, in its reasonable discretion, that the proposed transfer shall not have an adverse effect on the Property or Grantee’s interest therein; and

v.Grantor shall pay all out-of-pocket expenses incurred by Grantee in the review and processing of a proposed transfer.

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40.
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40.GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL APPRAISEMENT, HOMESTEAD, DOWER, CURTESY, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS, NOW IN FORCE IN THE STATE OF GEORGIA OR WHICH MAY HEREAFTER BECOME LAWS; AND GRANTOR, BY ITS EXECUTION HEREOF AND GRANTEE BY ITS ACCEPTANCE HEREOF WAIVES TO THE FULLEST EXTENT ALLOWED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THE NOTE, THE APPLICATION OR MORTGAGE LOAN COMMITMENT FOR THE LOAN EVIDENCED BY THE NOTE, THIS DEED, OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE NOTE, OR ANY ACTS OR OMISSIONS OF GRANTEE, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

GRANTOR’S INITIALS

    GRANTOR HEREBY VOLUNTARILY, INTELLIGENTLY AND KNOWINGLY WAIVES ANY AND ALL RIGHTS OF GRANTOR TO DUE PROCESS OF LAW IN CONNECTION WITH THE SECURED INDEBTEDNESS, WHICH RIGHTS MAY INCLUDE PRIOR NOTICE AND A PRIOR JUDICIAL HEARING IN CONNECTION WITH THE EXERCISE OF ANY AND ALL RIGHTS AND REMEDIES GRANTED GRANTEE PURSUANT TO THE TERMS HEREOF, SAID REMEDIES INCLUDING, BUT NOT LIMITED TO, SELLING THE REAL ESTATE AND PERSONAL PROPERTY CONVEYED HEREBY AT PUBLIC AUCTION AT THE USUAL PLACE FOR CONDUCTING SALES AT THE COURTHOUSE IN THE COUNTY WHERE SUCH PROPERTY OR ANY PART THEREOF MAY BE LOCATED TO THE HIGHEST BIDDER FOR CASH AFTER FIRST ADVERTISING THE TIME, TERMS AND PLACE OF SUCH SALE BY PUBLISHING A NOTICE THEREOF, ONCE A WEEK FOR FOUR CONSECUTIVE WEEKS, IN A NEWSPAPER IN WHICH SHERIFF’S ADVERTISEMENTS ARE PUBLISHED IN SAID COUNTY, ALL OTHER NOTICE HAVING BEEN WAIVED BY GRANTOR.

GRANTOR’S INITIALS

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41.A.    Grantor is, and shall remain at all times, in full compliance with all applicable laws and regulations of the United States of America that prohibit, regulate or restrict financial transactions, and any amendments or successors thereto and any applicable regulations promulgated thereunder (collectively, the “Financial Control Laws”), including but not limited to those related to money laundering offenses and related compliance and reporting requirements (including any money laundering offenses prohibited under the Money Laundering Control Act, 18 U.S.C. Sections 1956, 1957 and the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.) and the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq.

B.    Grantor represents, warrants and covenants that: (i) Grantor is not a Barred Person (hereinafter defined); (ii) Grantor is not owned or controlled, directly or indirectly, by any Barred Person; (iii) Grantor is not acting, directly or indirectly, for or on behalf of any Barred Person; (iv) Grantor will not conduct any business or engage in any transaction or dealing with any Barred Person; and (v) Grantor understands and has been advised by legal counsel on the requirements of the Financial Control Laws.

C.    Under any provision of this Deed or any of the other Loan Documents where Grantee shall have the right to approve or consent to any particular action, including without limitation any (i) sale, transfer, assignment of the Property or of any direct or indirect ownership interest in Grantor, (ii) leasing of the Property, or any portion thereof, or (iii) incurring of additional financing secured by Property, or any portion thereof or by any direct or indirect ownership interest in Grantor, Grantee shall have the right to withhold such approval or consent, in its sole discretion, if the granting of such approval or consent could be construed as a violation of any of the Financial Control Laws.

D.    Grantor covenants and agrees that it will upon request provide Grantee with (or cooperate with Grantee in obtaining) information required by Grantee for purposes of complying with any Financial Control Laws.

E.    As used in this Deed, the term “Barred Person” shall mean: (i) any person, group or entity named as a “Specially Designated National and Blocked Person” or as a person who commits, threatens to commit, supports, or is associated with terrorism as designated by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); (ii) any person, group or entity named in the lists maintained by the United Stated Department of Commerce (Denied Persons and Entities); (iii) any government or citizen of any country that is subject to a United States Embargo identified in regulations promulgated by OFAC; and (iv) any person, group or entity named as a denied or blocked person or terrorist in any other list maintained by any agency of the United States government.

42.A.    Grantor, within ten (10) business days after request by Grantee, shall furnish Grantee from time to time with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest in the Note, (iv) the date through which all installments of interest, commitment fees and/or principal have been paid, (v) any offsets or defenses to the payment of the amount outstanding under the Note, if any, (vi) that the Note and this Deed have not been modified or if modified, giving particulars of such modification and (vii) such other information as shall be requested by Grantee.

B.    Grantor, after request by Grantee, will obtain and furnish (within the time periods, if any, provided in the applicable leases or if no time period is so specified, within ten (10) business days after request) Grantee with estoppel certificates from any tenants under then existing leases with regard to the Property, which certificates shall be in form and substance as required by such leases, or if not required, then in form and substance reasonably satisfactory to Grantee

43. Grantor shall indemnify, defend and hold Grantee harmless against: (i) any and all claims for brokerage, leasing, finder’s or similar fees which may be made relating to the Property or the Indebtedness and (ii) any and all liability, obligations, losses, damages, penalties, claims, actions, suits
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costs and expenses (including Grantee’s reasonable attorneys’ fees, together with reasonable appellate counsel fees, if any) of whatever kind or nature which may be asserted against, imposed on or incurred by Grantee in connection with the Indebtedness, this Deed, the Property or any part thereof, or the operation, maintenance and/or use thereof, or the exercise by Grantee of any rights or remedies granted to it under this Deed or pursuant to applicable law; provided, however, that nothing herein shall be construed to obligate Grantor to indemnify, defend and hold harmless Grantee from and against any of the foregoing which is imposed on or incurred by Grantee by reason of Grantee’s willful misconduct or gross negligence. Grantor shall pay or reimburse Grantee, upon demand, for all costs and expenses, including appraisal and reappraisal costs of the Property and reasonable attorneys’ fees, which Grantee may incur in connection with enforcing or interpreting the Note, this Deed, or any of the other Loan Documents (including all fees and costs incurred in enforcing or protecting the Note, this Deed, or any of the other Loan Documents in any bankruptcy proceeding), and attorneys’ fees incurred by Grantee in any suit, action, legal proceeding or dispute of any kind in which Grantee is made a party or appears as party plaintiff or defendant, affecting the Indebtedness, the Note, this Deed, any of the other Loan Documents, or the Property, or required to protect or sustain this Deed.

44.There shall be no merger of this Deed or any other instrument securing the Note with the fee estate of the Property by reason of the fact that the same party holds or acquires, directly or indirectly, the Note secured hereby, this Deed or any other instrument securing the Note and is simultaneously the owner of the fee estate of the Real Estate or thereafter acquires the fee estate of the Real Estate, or by reason of the fact that the same party may hold or acquire, directly or indirectly, the fee estate of the Property and at the same time be the owner and holder of the Note, this Deed or any other instruments securing the Note or thereafter acquire the Note, this Deed or any other instrument securing the Note. Without limiting the foregoing provisions, there shall be no merger of any lease of leasehold estate with the fee estate in the Property unless and until all persons then having an interest in such fee estate and all persons, including Grantee, then having an interest in any lease or leasehold estate and the fee or any improvements located on the Property, shall join in a written instrument effecting such merger and shall duly record the same.

45.Notwithstanding any provision to the contrary in this Deed or any of the other Loan Documents, whenever Grantor, Guarantors or other party is obligated in this Deed or any of the other Loan Documents, to pay the legal fees and expenses (however phrased) of Grantee or any other party, such obligations shall mean the reasonable legal fees actually incurred by Grantee or such other party at the standard hourly rates of Grantee or such party’s legal counsel and the out-of-pocket expenses actually incurred by Grantee or such other party, and not the statutory legal fees specified in O.C.G.A. Section 13-1-11(a)(2) or any other statute. Neither Grantor nor any other such party shall be liable under any circumstances for any additional legal fees or expenses under O.C.G.A. Section 13-1-11(a)(2) or other statute, and to the extent Grantee or such other party may be permitted to charge or receive additional legal fees or expenses under O.C.G.A. Section 13-1-11(a)(2) or other statute, Grantee and such other party hereby waive such right.

SEE NEXT PAGE FOR SIGNATURES

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    WITNESS the hand and seal of the said Grantor, the day and year first above written.

Signed, sealed and delivered in the    TDG ADAIRSVILLE, LLC,
presence of:    a Georgia limited liability company

        By:
Unofficial Witness    Name: Allen L. Danzey
    Title: President

Notary Public

(NOTARY SEAL)

My commission expires:

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Signature Page
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EXHIBIT “A”

(Legal Description)

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the City of Adairsville, County of Bartow, State of Georgia.

All that tract or parcel of land lying and being in the City of Adairsville in Land Lot 199 of the 15th District and 3rd Section of Bartow County, Georgia containing 17.480 acres and being more particularly described as follows:

To find the Point of Beginning, commence at the intersection of the North right-of-way of Martin Luther King, Jr., Drive formerly Mitchell Road (50' R/W) with the line dividing Land Lots 199 and 222 of said District;

Thence South 86 degrees 49 minutes 48 seconds West for a distance of 80.09 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;

Thence North 87 degrees 21 minutes 11 seconds West for a distance of 150.01 feet along said North right-of-way to a point;

Thence North 87 degrees 21 minutes 11 seconds West for a distance of 174.90 feet along said North right-of-way to an iron pin found at the intersection of said North right-of-way with the West right-of-way of Princeton Boulevard (100' R/W) and the Point of Beginning.

Thence from the Point of Beginning thus established run North 87 degrees 25 minutes 38 seconds West for a distance of 291.24 feet along the North right-of-way of Martin Luther King, Jr., Drive to a point;

Thence North 86 degrees 44 minutes 00 seconds West for a distance of 227.19 feet along said North right-of-way to a point

Thence North 87 degrees 22 minutes 40 seconds West for a distance of 150.02 feet along said North right-of-way to a point;

Thence North 88 degrees 18 minutes 17 seconds West for a distance of 181.10 feet along said North right-of-way to a point;

Thence North 87 degrees 42 minutes 10 seconds West for a distance of 340.44 feet along said North right-of-way to an iron pin found;

Thence North 00 degrees 48 minutes 25 seconds East for a distance of 730.96 feet leaving said North right-of-way to an iron pin found;

Thence South 66 degrees 20 minutes 25 seconds East for a distance of 585.15 feet to an iron pin placed;

Thence North 51 degrees 57 minutes 18 seconds East for a distance of 465.70 feet to an iron pin placed on the West right-of-way of Princeton Boulevard;

Thence South 38 degrees 49 minutes 08 seconds East for a distance of 246.85 feet along the West right-of-way of Princeton Boulevard to an iron pin found;

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Exhibit A
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Loan No. 73101343    Page 31

Thence along a curve to the right having a radius of 556.7 feet and an arc length of 380.73 feet, being subtended by a chord of South 19 degrees 13 minutes 20 seconds East for a distance of 373.36 feet along said West right-of-way to an iron pin found;

Thence South 00 degrees 22 minutes 07 seconds West for a distance of 290.10 feet along said right-of-way to an iron pin found at the intersection of said West right-of-way with the North right-of-way of Martin Luther King, Jr., Drive and the Point of Beginning.

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